Exhibit 99.1

Company Investor/Media Contact:

DJO Incorporated

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES PRELIMINARY RESULTS OF

TENDER OFFER FOR THE COMPANY’S OUTSTANDING NOTES

SAN DIEGO, CA, October 15, 2010 — DJO Incorporated (“DJO” or the “Company”), a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced the preliminary results of its operating subsidiary, DJO Finance LLC’s (“DJOFL”) previously announced cash tender offer for any and all of its 11¾% Senior Subordinated Notes due 2014 (CUSIP No. 75524TAA3) (the “Notes”).

As of 5:00 p.m., New York City time, on October 15, 2010 (the “Early Tender Date”), $199,850,000 aggregate principal amount of the Notes had been validly tendered and not validly withdrawn.

The table below reflects certain terms of the tender offer:

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration(1)	Early Tender Premium(1)	Total Tender Offer Consideration(1)
75524TAA3	11¾% Senior Subordinated Notes due 2014	$200,000,000	$1,035	$30	$1,065

(1) Per $1,000 principal amount of Notes accepted for purchase.

DJOFL has elected to exercise the Early Settlement Election described in the Offer to Purchase dated October 1, 2010, relating to the tender offer. Holders of Notes who validly tendered and did not validly withdraw their Notes on or prior to the Early Tender Date will receive the applicable Total Tender Offer Consideration for the Notes tendered on October 18, 2010 (the “Early Settlement Date”), subject to the consummation of a debt financing expected to close on that date.  Holders of Notes who validly tender their Notes after the Early Tender Date but before the expiration of the tender offer will receive only the applicable Late Tender Offer consideration for any such Notes that are accepted for purchase in the tender offer.

The time and date at which the tender offer will expire is 12:00 midnight, New York City time, on October 29, 2010 (unless extended).  The Company currently expects the tender offer to be settled on November 1, 2010.

The time and date on or before which validly tendered Notes may be validly withdrawn expired at 5:00 p.m., New York City time, on October 15, 2010.  Holders may not validly withdraw any validly tendered Notes after that time and date, except in limited circumstances where we determine additional rights are required by law.

DJOFL’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the

-more-

Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, DJOFL may amend, extend or, subject to certain conditions, terminate the tender offer.

Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Credit Suisse Securities (USA) LLC at (212) 538-2147 (collect) or (800) 820-1653 (toll-free) (Attention: Liability Management Group). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (866) 470-3800.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. The Company’s products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Compex®, Cefar®-Compex® and Ormed®. ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”). Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated. DJO uses its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in DJOFL’s Securities and Exchange Commission filings. Past results of DJOFL are not necessarily indicative of its future results. DJOFL does not undertake any obligation to update any forward-looking statements.

###